SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of November 13, 2012, (this “Agreement”) by and among Anio Limited., a limited liability company established under the laws of England, which operates the clothing and fashion brand known as “Lot78” (hereinafter referred to as “Lot78”), the shareholders of Lot78 set forth on Schedule I hereto (the “Lot78 Shareholders”), and Bold Energy, Inc., a Nevada corporation (“BOLD”), and the controlling stockholders of BOLD set forth on Schedule II hereto (the “BOLD Controlling Stockholders”).

WHEREAS, the Lot78 Shareholders own Eleven Thousand Five Hundred Ten (11,510) shares of Lot 78, which represents 100% of the issued and outstanding shares of Lot78 (such shares being hereinafter referred to as the “Lot78 Shares”); and

WHEREAS, (i) the Lot78 Shareholders and Lot78 believe it is in their respective best interests for the Lot78 Shareholders to exchange 100% of the Lot78 Shares for 30,954,388 newly-issued shares of common stock, $0.001 par value per share, of BOLD (such shares being hereinafter referred to as the “BOLD Shares”); and (ii) BOLD believes it is in its best interest and the best interest of its stockholders to acquire the Lot78 Shares in exchange for the BOLD Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF LOT78 SHARES FOR BOLD SHARES

Section 1.1 Agreements to Exchange Lot78 Shares for BOLD Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Lot78 Shareholders shall assign, transfer, convey and deliver the Lot78 Shares to BOLD and in consideration and exchange for the Lot78 Shares, BOLD shall issue, transfer, convey and deliver the BOLD Shares to the Lot78 Shareholders.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. Pacific Time on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3  Directors of BOLD at Closing Date. On the Closing Date, Eden Clark, the current sole director of BOLD, shall resign from the board of directors of BOLD (the “BOLD Board”) and the appointment of Ollie Amhurst to the BOLD Board shall become effective.

Section 1.4  Officers of BOLD at Closing Date. On the Closing Date, Eden Clark and Patrick DeBlois shall each resign from each officer position held at BOLD and immediately thereafter, the BOLD Board shall appoint Ollie Amhurst to serve as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BOLD

BOLD and the Bold Controlling Stockholders represent, warrant and agree that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1  Corporate Organization

A.                   BOLD is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of BOLD. “Material Adverse Effect” means, when used with respect to BOLD, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of BOLD, or materially impair the ability of BOLD to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B.  Copies of the Articles of Incorporation and Bylaws of BOLD with all amendments thereto, as of the date hereof (the “BOLD Charter Documents”), have been furnished to Lot78, and such copies are accurate and complete as of the date hereof. The minute books of BOLD are current as required by law, contain the minutes of all meetings of the BOLD Board and stockholders of BOLD from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the BOLD Board and stockholders of BOLD. BOLD is not in violation of any of the provisions of the BOLD Charter Documents.

Section 2.2  Capitalization of BOLD.

A.  The authorized capital stock of BOLD consists of 75,000,000 shares authorized as common stock, par value $0.001, of which 57,053,138 shares of common stock are issued and outstanding, immediately prior to this Share Exchange, subject to and conditioned upon the consummation of the actions described in Sections 5.2 and 5.3.

B.  All of the issued and outstanding shares of common stock of BOLD immediately prior to this Share Exchange are, and all shares of common stock of BOLD when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Share Exchange and to the Lot78 Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of BOLD’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to BOLD or any capital or common stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of BOLD’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which BOLD is a party or by which it is bound with respect to any equity security of any class of BOLD. BOLD is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of BOLD.  The issuance of all of the shares of BOLD described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of BOLD has any right to rescind or bring any other claim against BOLD for failure to comply with the Securities Act, or state securities laws.

C. There are no outstanding contractual obligations (contingent or otherwise) of BOLD to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, BOLD or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Outstanding Warrants. As of the date of this Agreement, there are no outstanding and unexercised warrants issued by BOLD..

Section 2.4 Outstanding Agreements. There are no outstanding agreements to which BOLD is a party or any agreements contemplated by BOLD.

Section 2.5 Subsidiaries and Equity Investments. BOLD does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.6 Authorization, Validity and Enforceability of Agreements. BOLD has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by BOLD and the consummation by BOLD of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of BOLD, and no other corporate proceedings on the part of BOLD are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of BOLD and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. BOLD does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the BOLD Shares in connection with the Share Exchange.

Section 2.7  No Conflict or Violation. Neither the execution and delivery of the Agreements by BOLD, nor the consummation by BOLD of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the BOLD Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which BOLD is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which BOLD is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of BOLD’s assets, including without limitation, the BOLD Shares.

Section 2.8  Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission”), BOLD is not a party to or bound by any contracts, including, but not limited to, any:

A.  employment, advisory or consulting contract;

B.  plan providing for employee benefits of any nature, including any severance payments;

C.  lease with respect to any property or equipment;

D.  contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

E.  contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

F.  agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the BOLD Shares to be issued pursuant to this Agreement.

BOLD has provided to Lot78 prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “BOLD Contracts”).  BOLD shall satisfy all liabilities due under the BOLD Contracts as of the date of Closing.  All such liabilities shall be satisfied or released at or prior to Closing.  .

Section 2.9  Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of BOLD, currently threatened against BOLD or any of its affiliates, that may affect the validity of this Agreement or the right of BOLD to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of BOLD, currently threatened against BOLD or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to BOLD or any of its affiliates. Neither BOLD nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by BOLD or any of its affiliates relating to BOLD currently pending or which BOLD or any of its affiliates intends to initiate.

Section 2.10  Compliance with Laws. BOLD has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.11  Financial Statements; SEC Filings.

A.  BOLD’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of BOLD as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. BOLD has no material liabilities (contingent or otherwise). BOLD is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. BOLD maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

B. BOLD has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There has been no event, fact or circumstance that would cause any certification signed by any officer of BOLD in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There has been no revocation order, suspension order, injunction or other proceeding or law affecting the trading of BOLD’s common stock, it being acknowledged that none of BOLD’s securities are approved or listed for trading on any exchange or quotation system.

Section 2.12  Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, BOLD Board minutes and financial and other records of whatsoever kind of BOLD have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of BOLD. BOLD maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.13  Employee Benefit Plans. BOLD does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.14  Tax Returns, Payments and Elections. BOLD has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and BOLD has timely paid all Taxes due and adequate provisions have been and are reflected in BOLD’s Financial Statements for all current taxes and other charges to which BOLD is subject and which are not currently due and payable. None of BOLD’s federal income tax returns have been audited by the Internal Revenue Service. BOLD has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against BOLD for any period, nor of any basis for any such assessment, adjustment or contingency. BOLD has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, U.S. income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any U.S., local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person or entity.

Section 2.15  No Debt Obligations. Upon the Closing Date, BOLD will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. BOLD is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.16  No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to BOLD or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.17  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by BOLD to arise, between BOLD and any accountants and/or lawyers formerly or presently engaged by BOLD. BOLD is current with respect to fees owed to its accountants and lawyers.

Section 2.18 DELETED.

Section 2.19 Absence of Undisclosed Liabilities. Except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) BOLD has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) BOLD has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) BOLD has not made any loan, advance or capital contribution to or investment in any person or entity; (E) BOLD has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) BOLD has not suffered any l losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, BOLD has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.20  No Integrated Offering. BOLD does not have any registration statement pending before the Commission or currently under the Commission’s review and since 1 January 2012 , except as contemplated under this Agreement, BOLD has not offered or sold any of its equity securities or debt securities convertible into shares of common stock.

Section 2.21  Employees.

A.  BOLD has no employees.

B.  Other than Eden Clark and Patrick DeBlois, BOLD does not have any officers or directors. No director or officer of BOLD is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director or officer of BOLD or (b) the ability of BOLD to conduct its business.

Section 2.22  No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to BOLD or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by BOLD but which has not been so publicly announced or disclosed. BOLD has not provided to Lot78, or the Lot78 Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by BOLD but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.23 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of BOLD or the BOLD Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.24  No Assets or Real Property. Except as set forth on the most recent Financial Statements, BOLD does not have any assets of any kind.  BOLD does not own or lease any real property.

Section 2.25  Interested Party Transactions.  Except as disclosed herein and in Commission filings, no officer, director or shareholder of BOLD or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by BOLD; or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish BOLD any goods or services; or (b) a beneficial interest in any contract or agreement to which BOLD is a party or by which it may be bound or affected.

Section 2.26   Intellectual Property. BOLD does not own, use or license any intellectual property in its business as presently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LOT78

Lot78 represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to Lot78, are true and complete as of the date hereof.

Section 3.1  Incorporation. Anio, Ltd.(“Lot78”) is a company duly incorporated, validly existing, and in good standing under the laws of England and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Lot78’s Memorandum and Articles of Association or Bylaws, or similar documents.  Lot78 has taken all actions required by law, its Memorandum and Articles of Association or Bylaws, or otherwise to authorize the execution and delivery of this Agreement.  Lot78 has full power, authority, and legal capacity and has taken all action required by law, its Memorandum and Articles of Association or Bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2  Authorized Shares. There is no limit on the number of shares Lot78 is authorized to issue. Lot78 may issue as many shares and it desires so long as it has obtained requisite approval pursuant to the English company law regulating corporations formed under the Companies Act 2006. The Lot78 Shares have a par value of 1£. As of the date of this Agreement, there are 11,510 shares of ordinary shares issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the date of this Agreement, there are no outstanding and unexercised warrants of Lot78.

Section 3.3  Subsidiaries and Predecessor Corporations.  Lot78 has no subsidiaries.

Section 3.4  Financial Statements. Lot78 has kept all books and records since inception and such financial statements have been prepared in accordance with United Kingdom generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Lot78.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability, Lot78 had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with United Kingdom generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Lot78, in accordance with United Kingdom generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by United Kingdom generally accepted accounting principles.

Lot78 has duly allowed for all taxation reasonably foreseeable and Lot78 has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

The books and records, financial and otherwise, of Lot78 are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of Lot78’s assets are reflected on its financial statements, and Lot78 has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise which is not reflected on its financial statements.

Section 3.5  Information. The information concerning Lot78 set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6  Absence of Certain Changes or Events. As of the date of this Agreement, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Lot78; and (b) Lot78 has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7  Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Lot78 after reasonable investigation, threatened by or against  Lot78 or affecting Lot78 or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Lot78 does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.8  No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Lot78 is a party or to which any of its assets, properties or operations are subject.

Section 3.9  Compliance With Laws and Regulations. To the best of its knowledge, Lot78 has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Lot78 or except to the extent that noncompliance would not result in the occurrence of any material liability for Lot78.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10  Approval of Agreement. The Board of Directors of Lot78 has authorized the execution and delivery of this Agreement by Lot78 and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by Lot78 in connection herewith constitute the valid and binding obligation of Lot78, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LOT78 SHAREHOLDERS

Each of the he Lot78 Shareholders hereby severally and not jointly represent and warrant to BOLD:

Section 4.1 Authority. Such Lot78 Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which suche Lot78 Shareholders are each a party, to consummate the transactions contemplated by this Agreement to which such Lot78 Shareholder ise each a party, and to perform such Lot78 Shareholders’ obligations under this Agreement to which such Lot78 Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by such Lot78 Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such Lot78 Shareholder, this Agreement is duly authorized, executed and delivered by such Lot78 Shareholders and constitutes the legal, valid and binding obligations of such Lot78 Shareholder, enforceable against such Lot78 Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2  No Conflict. Neither the execution or delivery by such Lot78 Shareholder of this Agreement to which such Lot78 Shareholderis a party nor the consummation or performance by such Lot78 Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such Lot78 Shareholders (if such Lot78 Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Lot78 Shareholders is a party or by which the properties or assets of suchLot78 Shareholder is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which tsuch Lot78 Shareholder, or any of the properties or assets of such Lot78 Shareholder, may be subject.

Section 4.3  Litigation. There is no pending Action against such Lot78 Shareholder that involves the Lot78 Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of Lot78 and, to the knowledge of such Lot78 Shareholder, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4  Acknowledgment. Such Lot78 Shareholder understands and agrees that the BOLD Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the BOLD Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5  Stock Legends. Such Lot78 Shareholder hereby agrees with BOLD as follows:

A.  Legend. The certificates evidencing the BOLD Shares issued to such Lot78 Shareholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

B.  Other Legends. The certificates representing such BOLD Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

C.  Opinion. Such Lot78 Shareholder shall not transfer any or all of the BOLD Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the BOLD Shares, without first providing BOLD with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the BOLD) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6  Ownership of Shares. Such Lot78 Shareholderis both the record and beneficial owner of the Lot78 Shares. Such Lot78 Shareholder is not the record or beneficial owner of any other shares of Lot78. Such Lot78 Shareholder has and shall transfer at the Closing, good and marketable title to the Lot78 Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7  Pre-emptive Rights.Such Lot78 Shareholder has no pre-emptive rights or any other rights to acquire any shares of Lot78 that have not been waived or exercised.

Section 4.8 Investors.  Such Lot78 Shareholder is: (a) an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; (b) a non-accredited investor who is a sophisticated person within the meaning of Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act; or (c) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF LOT78 AND THE LOT78 SHAREHOLDERS

The obligations of Lot78 to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Lot78 or such of the Lot78 Shareholders , as the case may be, at their sole discretion:

Section 5.1  Representations and Warranties of BOLD. All representations and warranties made by BOLD in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2 Cancellation of BOLD Shares. Of the 57,053,138 shares of common stock of BOLD issued and outstanding as of October 31, 2012, Eden Clark and Patrick DeBlois shall irrevocably cancel a total of 30,954,388 restricted shares of common stock of BOLD prior to the Closing Date. Following the cancellation of the 30,954,388 restricted shares, there shall be 57,053,138 issued and outstanding shares of common stock of BOLD. Evidence of such cancellation shall be delivered to Lot78.

Section 5.3  Agreements and Covenants. BOLD shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.4  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.5  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of BOLD shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.6  Other Closing Documents. Lot78 shall have received such certificates, instruments and documents in confirmation of the representations and warranties of BOLD, BOLD’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the Lot78 Shareholders and/or their counsel may reasonably request.

Section 5.7  Documents. BOLD must have caused the following documents to be delivered to Lot78:

A.  share certificates evidencing the BOLD Shares registered in the name of the Lot78 Shareholders;

B.  a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the BOLD Charter Documents, (B) the resolutions of the BOLD Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of BOLD signing this Agreement to which BOLD is a party;

C. an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.7 and 5.8;

D.  a Certificate of Good Standing of BOLD, dated as of a date not more than five business days prior to the Closing Date;

E.  this Agreements duly executed;

F.  the resignations of Eden Clark and Patrick Dubois as officers and directors of BOLD as of the Closing Date; and,

H. such other documents as Lot78 or the Lot78 Shareholders may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of BOLD, (B) evidencing the performance of, or compliance by BOLD with any covenant or obligation required to be performed or complied with by BOLD, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.8  No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to BOLD.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF BOLD

The obligations of BOLD to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by BOLD in its sole discretion:

Section 6.1  Representations and Warranties of Lot78 and the Lot78 Shareholders. All representations and warranties made by Lot78 and the Lot78 Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.2 Approval by Majority Consent. The holders of at least a majority (51%) of the outstanding shares of common stock of Lot78 must approve this Agreement by written consent, in accordance with the requirements of United Kingdom company law, prior to the Closing Date.

Section 6.3  Agreements and Covenants. Lot78 and the Lot78 Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.4  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.5  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Lot78 shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6  Other Closing Documents. BOLD shall have received such certificates, instruments and documents in confirmation of the representations and warranties of Lot78 and the Lot78 Shareholders, the performance of Lot78’s and the Lot78 Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as BOLD or its counsel may reasonably request.

Section 6.7  Documents. Lot78 and the Lot78 Shareholders must deliver to BOLD at the Closing:

A.                   share certificates evidencing the number of Lot78 Shares, along with executed share transfer forms transferring such Lot78 Shares to BOLD;

B.                   this Agreements to which the Lot78 and the Lot78 Shareholders are each a party, duly executed; and

C.                   such other documents as BOLD may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of Lot78 and the Lot78 Shareholders, (B) evidencing the performance of, or compliance by Lot78 and the Lot78 Shareholders with, any covenant or obligation required to be performed or complied with by Lot78 and the Lot78 Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.8  No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Lot78 Shares, or any other stock, voting, equity, or ownership interest in, Lot78, or (b) is entitled to all or any portion of the BOLD Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1  SEC Documents. From and after the Closing Date, in the event the SEC notifies BOLD of its intent to review any Public Report filed prior to the Closing Date or BOLD receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, upon request the BOLD Controlling Stockholders shall reasonably cooperate with BOLD in responding to any such oral or written comments.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2  Indemnification.

A.                   Indemnification Obligations in favor of the BOLD Controlling Stockholders. From and after the Closing Date until the expiration of the Survival Period, Lot78 shall reimburse and hold harmless each of the BOLD Controlling Stockholders (such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “BOLD Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by such BOLD Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any BOLD Indemnified Party, which arises or results from a third-party claim brought against a BOLD Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of Lot78. All claims of BOLD pursuant to this Section 8.2 shall be brought by the BOLD Controlling Stockholders on behalf of BOLD and those Persons who were stockholders of BOLD immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $15,000 in the aggregate from Lot78.   No claim for indemnification may be brought under this Section 8.2(A) unless all claims for indemnification, in the aggregate, total more than $10,000.

B.                   Indemnification Obligations in favor of Lot78 and the Lot78 Shareholders. From and after the Closing Date until the expiration of the Survival Period, the BOLD Controlling Stockholders shall indemnify and hold harmless Lot78, the Lot78 Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (each a “Lot78 Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”) arising out of: (i) any breach of representation or warranty made by BOLD or the BOLD Controlling Stockholders in this Agreement, and in any certificate delivered by BOLD or the BOLD Controlling Stockholders pursuant to this Agreement; (ii) any breach by BOLD or the BOLD Controlling Stockholders of any covenant, obligation or other agreement made by BOLD or the BOLD Controlling Stockholders in this Agreement; and (iii) a third-party claim based on any acts or omissions by BOLD or the BOLD Controlling Stockholders. In no event shall any such indemnification payments exceed $1,000,000 in the aggregate from the BOLD Controlling Stockholders.  No claim for indemnification may be brought under this Section 8.2(B) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1  Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2  Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Lot78 or the Lot78 Shareholders, to:

Anio Limited

Attn: Ollie Amhurst, Chief Executive Officer

With a copy to (which copy shall not constitute notice):

Zouvas Law Group, P.C.

2368 Second Avenue

San Diego, CA 92101

Attn: Luke C. Zouvas, Esq.

And

Eric Gummers

Howard Kennedy LLP

19 Cavendish Square London

W1A 2AW

If to BOLD or the BOLD Controlling Stockholders, to:

Eden Clark

112 North Curry Street

Carson City, Nevada 89703

Attn: Eden Clark, Chief Executive Officer

With a copy to (which copy shall not constitute notice):

Zouvas Law Group, P.C.

2368 Second Avenue

San Diego, CA 92101

Attn: Luke C. Zouvas, Esq.

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5  Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7  Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9  Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Nevada, and/or the U.S. District Court for Nevada, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 9.12  Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BOLD ENERGY, INC. (“BOLD”)

/s/ Eden Clark

__________________________________________

Name: Eden Clark

Title: Chief Executive Officer & President

BOLD CONTROLLING STOCKHOLDERS

/s/ Eden Clark

____________________________________________

Name: Eden Clark

Title: Chief Executive Officer & President

ANIO LIMITED (“LOT78”)

/s/ Oliver Amhurst

___________________________________________

Name: Ollie Amhurst

Title: Chief Executive Officer

ANIO LIMITED (“LOT78”) CONTROLLING STOCKHOLDERS

/s/ Oliver Amhurst

___________________________________________

Name: Ollie Amhurst

/s/ David Hardcastle

___________________________________________

Name: David Hardcastle

/s/ Emma Davis

___________________________________________

Name: Emma Davis

SCHEDULE I

LOT78 SHAREHOLDERS

NAME	LOT78 SHARES HELD	BOLD SHARES TO BE ISSUED
Ollie Amhurst	6,723	18,080,482
David Hardcastle	3,705	9,964,032
Emma Davis	548	1,473,762
Iceberg Investment Management Group Limited	534	1,436,112
TOTALS	11,510	30,954,388

SCHEDULE II

BOLD CONTROLLING STOCKHOLDERS

NAME	BOLD SHARES HELD
Eden Clark	15,954,388
Patrick DeBlois	15,000,000
TOTALS	30,954,388